EXHIBIT 4

INVESTORS' RIGHTS AGREEMENT

This Investors' Rights Agreement (this "Agreement") is made and entered into as of August 12, 2004, by and among LoyaltyPoint, Inc., a Delaware corporation (the "Company"), and the persons and entities listed on Exhibit A attached hereto (the "Investors").

A. The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, shares of the Company's Series B Preferred Stock (the "Series B Stock") and warrants to purchase Common Stock (the "Warrants") on the terms and conditions set forth in that certain Series B Preferred Stock and Common Stock Warrants Purchase Agreement, dated of even date herewith by and among the Company and the Investors, as amended from time to time (the "Series B Agreement").

B. The Series B Agreement provides that the Investors shall be granted certain information rights, registration rights, rights of first refusal and rights to participate in public offerings, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth and for other good and valuable consideration, intending to be legally bound hereby the parties hereto agree as follows:

1. INFORMATION RIGHTS. The Company covenants and agrees that, commencing on the date of this Agreement, it shall furnish to each Investor, but only to the extent requested by such Investor, audited annual financial statements and unaudited quarterly financial statements. Any financial statements provided under this Section 1 shall be prepared on a consolidated basis and in compliance with generally accepted accounting principles, and shall include, at a minimum, a balance sheet, statement of income and statement of cash flows. To the extent requested by an Investor, the Company shall also furnish to such Investor as soon as practicable and in any event no later than thirty (30) days after the close of each fiscal year of the Company, an annual operating plan and budget, prepared on a monthly basis, for the next immediate fiscal year, and, within a reasonable time of its preparation, any amendments to the annual budget. The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor; provided, however, the Investor shall notify the Company in advance of the time and place of any intended inspection and the Investor shall be entitled to not more than twelve (12) inspections in any twelve-month period.

2.     REGISTRATION RIGHTS.

     2.1     Definitions.  For purposes of this Section 2:

          (a) Registration. The terms "register," "registration" and "registered" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

          (b) Registrable Securities. The term "Registrable Securities" means:

               (1) any shares Common Stock of the Company (the "Common Stock") issued or issuable upon the conversion of any shares of Series B Stock issued under the Series B Agreement or issued or issuable upon exercise of the Warrants that are now owned or may hereafter be acquired by any Investor or any Investor's permitted successors and assigns;

               (2) any shares of Common Stock issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued)
(i) as a dividend or other distribution to the shares described above, (ii) upon any stock split, stock dividend, recapitalization or similar event, or (iii) otherwise issued or issuable with respect to the shares described above; excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 2.10 hereof, the holders are no longer entitled to registration rights pursuant to Sections 2.2, 2.3 or 2.4 hereof.

          (c) Registrable Securities Then Outstanding. The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.

          (d) Holder. The term "Holder" means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series B Stock convertible into such Registrable Securities and/or Warrants exercisable for Registrable Securities shall be deemed to be the Holder of such Registrable Securities.

          (e) Form S-3. The term "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act of 1933 ("Securities Act") subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (f) SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

     2.2     Demand Registration.

          (a) Request by Holders. If the Company shall receive a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the "Request Notice") to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than Three Million Dollars ($3,000,000).

          (b) Underwriting. If the Holders initiating the registration request under this Section 2.2 (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

          (c) Maximum Number of Demand Registrations. The Company is obligated to effect only one (1) such registrations pursuant to this Section 2.2.

          (d)     Deferral.   Notwithstanding the foregoing, if the Company
shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 0, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed or declared effective and it is therefore essential to defer the filing of such registration statement or the registration process, as the case may be, then the Company shall have the right to defer such filing or delay the registration process for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

          (e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters' discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder's proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one
(1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration rights pursuant to this Section 2.2.

     2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities,) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second to Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the number of Registrable Securities each such Holder has requested to be included in the registration; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that: (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the shares included in the registration, and (ii) all shares that are not either being sold for the account of the Company or Registrable Securities shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 6.1 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          (b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters' discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder's proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

     2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least thirty percent (30%) of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:

          (a) Notice. Promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

          (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

               (1)     if Form S-3 is not available for such offering;

               (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Three Million Dollars ($3,000,000);

               (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time or declared effective, in which event the Company shall have the right to defer the filing or the registration process, as the case may be, of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety
(90) days after receipt of the request of the Holder or Holders under this
Section 0;

               (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

               (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. Notwithstanding the foregoing provisions of this clause (5), the Company shall not be required to register or qualify the Registrable Securities in any jurisdiction that imposes a merit review or fairness approach in connection with federally registered offerings unless the Registrable Securities proposed to be sold would be "covered securities" under Section 18 of the Securities Act.

          (c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4 in any twelve-month period, (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of one
(1) counsel for the selling Holder or Holders and counsel for the Company; provided, however, that the Company shall only be obligated to pay the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders for the first registration effected pursuant to this Section 2.4 in a particular twelve-month period. Each Holder participating in a registration pursuant to this Section 2.4 shall bear such Holder's proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering and the fees and disbursements of any counsel for the participating Holders (in the case of any second registration effected pursuant to this Section 2.4 in a particular twelve-month).

          (d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

     2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, subject to the terms hereof, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the earlier of: (i) the sale of the registrable securities registered thereunder or (ii) one hundred twenty (120) days from the effective date of the registration statement;

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

          (d) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions. Notwithstanding the foregoing provisions of this clause (5), the Company shall not be required to register or qualify the Registrable Securities in any jurisdiction that imposes a merit review or fairness approach in connection with federally registered offerings unless the Registrable Securities proposed to be sold would be "covered securities" under Section 18 of the Securities Act.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any such Holder, prepare promptly and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

          (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective: (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) if such securities are being sold through underwriters, a \"comfort\" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          (h) Make available for inspection by any Holder participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers and directors to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such registration statement; provided, however, that such Holder, underwriter, attorney or accountant shall agree to hold in confidence and trust all information so provided.

          (i) In the event that, in the reasonable judgment of the Company, it is advisable to suspend use of a prospectus included in an effective registration statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company reasonably believes public disclosure would be detrimental to the Company and its stockholders, the Company shall notify all Holders participating in the offering to such effect, and, upon receipt of such notice, each such Holder shall immediately discontinue any sales of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemental or amended prospectus or until such Holder is advised in writing by the Company that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.5(i) to suspend sales of Registrable Securities for a period in excess of 30 days consecutively or 60 days in any 365-day period, and any such suspension shall extend the Company's obligations under this Section 2.5 on a day-for-day basis.

     2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or
2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

     2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

     2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its current and former officers, directors, partners, members, managers and each person controlling such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the "Violations" and, individually, a "Violation"):

               (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

               (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

               (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.

The Company will reimburse each such Holder, officer, director, partner, member, manager, underwriter or controlling person for any legal or other expenses reasonably incurred by them, within three months after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter, manager, member or controlling person of such Holder.

          (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, members, managers, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner, member, manager, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, member, manager, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; within three months after a request for reimbursement has been received by the indemnifying Holder, provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

          (c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

          (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the \"Final Prospectus\"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

          (e)     Contribution.  If the indemnification provided for in this
Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          (f) Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

          (g) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

     2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

          (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

     2.10 Termination of the Company's Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to: (a) any request or requests for registration made by any Holder after the fifth anniversary of the date of this Agreement; or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 which may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

     2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant registration rights with respect to such securities, unless such registration rights are subordinate in every respect to the registration rights of the Holders hereunder.

3.     RIGHT OF FIRST REFUSAL.

     3.1 General. Each Holder and any party to whom such Holder's rights under this Section 3 have been duly assigned in accordance with Section 5.1(a) (each such Holder or assignee being hereinafter referred to as a "Rights Holder") has the right of first refusal to purchase such Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any "New Securities" (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holder's "Pro Rata Share" for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder, to (b) a number of shares of Common Stock equal to the sum of (1) the total number of shares of Common Stock then outstanding plus (2) the total number of shares of Common Stock into which all then outstanding shares of Preferred Stock of the Company are then convertible.

     3.2 New Securities. "New Securities" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term "New Securities" does not include:

          (a) shares of Common Stock issued or issuable upon conversion of the outstanding shares of all the series of the Preferred Stock;

          (b) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any Subsidiary pursuant to the Company's current Equity Incentive Plan or the Company's new equity incentive plan to be implemented in 2004;

          (c) up to 1,000,000 shares of the Company's Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable to equipment lessors, service providers or lenders under arrangements approved by the Company's Board of Directors ("Board");

          (d) any shares of Common Stock issued upon the exercise of the Warrants;

          (e) any shares of Common Stock issued upon the conversion of the Series B Stock issued pursuant to the Series B Agreement;

          (f) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement, subject to adjustments pursuant to the terms thereof, and any securities issuable upon the conversion thereof;

          (g) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization;

          (h) any securities issued in a public offering by the Company pursuant to an effective registration statement filed under the Securities Act;

          (i) any securities issued by the Company in connection with any acquisition of any business or assets , whether through an asset purchase, share exchange, merger consolidation or other form of acquisition, in each case, if approved by the Board; and

          (j) any capital stock issued by an issuer in connection with a merger in which the Company is not the surviving entity, if approved by the Board and shareholders of the Company.

     3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder a written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.1 hereof. Each Rights Holder shall have twenty (20) days from the date such Notice is effective, as determined pursuant to Section 6.1 hereof based upon the manner or method of notice, to agree in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). If any Rights Holder fails to so agree in writing within such twenty (20) day period to purchase such Rights Holder's full Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a "Purchasing Holder") written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder's full Pro Rata Share of such offering of New Securities (the "Overallotment Notice").
Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders' unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within ten (10) days after receiving the Overallotment Notice.

     3.4 Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such twenty (20) plus ten
(10) day period, then the Company shall have sixty (60) days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first refusal hereunder were not exercised, at a price and upon general terms not more favorable in any respect to the purchasers thereof than specified in the Company's Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such sixty (60) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this
Section 3.

     3.5 Termination. This right of first refusal shall terminate on the earlier of: (i) such time as the Holders hold less than twenty-five percent (25%) of the Series B Stock initially issued pursuant to the Series B Agreement (or the Common Stock issued on conversion thereof) or (ii) the seventh anniversary of this Agreement.

4.     PUBLIC OFFERING PARTICIPATION RIGHTS.

     4.1 Public Offering. In connection with a public offering by the Company pursuant to an effective registration statement filed under the Securities Act (a "Public Offering"), the Company shall, within a reasonable period of time preceding the consummation of the Public Offering, offer each Holder the opportunity to purchase all or a portion of such Holder's Pro Rata Share of the securities to be sold in the Public Offering, on the same terms and conditions on which the securities offered in the Public Offering are being offered to the public. The foregoing shall apply to each Public Offering occurring after the date of this Agreement.

     4.2 Private Placement. Notwithstanding the foregoing, in the event that the Company is advised by the SEC, the National Association of Securities Dealers, Inc., The Nasdaq Stock Market, Inc. or any other regulatory body, or any of their staffs, that the offering or sale of the such securities to the Holders as described above in Sections 4.1 is contrary to any federal or state securities laws or the rules or regulations of the SEC, the National Association of Securities Dealers, Inc., The Nasdaq Stock Market, Inc. or any other regulatory body, then the Company shall offer to the Holders the right to purchase in a separate private placement (which may be conducted, in whole or in part, concurrently with the Public Offering) a number of the type securities that are to be issued in the Public Offering that is equal to such Holders' Pro Rata Share of the number of securities to be issued in the Public Offering, at the per share public offering price of the securities in such Public Offering (before excluding underwriters' discounts and commissions).

     4.3     Compliance.  All offers to be made to the Holders under this
Section 4 shall be conducted in compliance with all federal and state securities laws and regulations, including, without limitation, Rule 134 of the Securities Act, and all applicable rules, regulations and policies of the SEC, the National Association of Securities Dealers, Inc., The Nasdaq Stock Market, Inc., any exchange on which the Company's shares are to be listed, or any other regulatory body.

     4.4 This Agreement Not an Offer. This Agreement does not constitute an offer to sell securities of the Company. Any offering of the Company's securities in a Public Offering will only be made pursuant to a prospectus filed with the SEC.

5.     ASSIGNMENT AND AMENDMENT.

     5.1 Assignment. The information rights of a Holder under Section 1 hereof, the registration rights of a Holder under Section 2 hereof, the rights of first refusal of a Rights Holder under Section 3 hereof, and the Public Offering participation rights of a Holder under Section 4 hereof may be assigned only to a party who acquires at least 25,000 shares of Series B Stock and/or Warrants representing the right to purchase at least 25,000 shares of Common Stock and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion or exercise thereof; provided, however, that, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5. Assignments may be made obtaining the minimum number of shares of Registrable Securities noted above if the assignment is to a current or retired partner or member, affiliate, shareholder, parent, child or spouse of the Holder or to the Holder's estate. No assignment of the foregoing rights shall be deemed to have been made unless expressly evidenced in writing.

     5.2 Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Series B Stock and/or Conversion Stock representing and/or convertible into a majority of all the Investors' Shares (as defined below). Any amendment or waiver effected in accordance with this
Section 5.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

6.     GENERAL PROVISIONS.

     6.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

     All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address as follows, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

          (a) if to an Investor, at such Investor's respective address as set forth on Exhibit A hereto.

          (b) if to the Company, marked "Attention: Chief Executive Officer", at 3885 Crestwood Parkway, Suite 550, Duluth, GA 30096..

     6.2 Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

     6.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

     6.4 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

     6.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

     6.6 Successors And Assigns. Subject to the provisions of Section 5.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

     6.7 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

     6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

     6.9 Costs And Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

     6.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

     6.11 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent

IN WITNESS WHEREOF, the parties hereto have executed this Investors' Rights Agreement as of the date and year first written above.

                             LOYALTYPOINT, INC.

                             BY  /s/ PAUL ROBINSON
                             PAUL ROBINSON, CHIEF EXECUTIVE OFFICER
INVESTORS:

ACCEL VII L.P.
BY ACCEL VII ASSOCIATES L.L.C.
ITS GENERAL PARTNER

BY /s/ TRACY L. SEDLOCK
TRACY L. SEDLOCK, ATTORNEY IN FACT

ACCEL INTERNET III L.P.
BY ACCEL INTERNET III ASSOCIATES L.L.C.
ITS GENERAL PARTNER

BY /s/ TRACY L. SEDLOCK
TRACY L. SEDLOCK, ATTORNEY IN FACT

ACCEL INVESTORS '99 L.P.

BY /s/ TRACY L. SEDLOCK
TRACY L. SEDLOCK, ATTORNEY IN FACT

/s/ JOHN C. COLLIGAN
JOHN C. COLLIGAN

RONALD I. HELLER IRA

BY /s/ RONALD I. HE